Exhibit 19.1
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

		(Rs. in Million)
		As of June 30,		As of March 31,
	Schedule	2007	2006	2007

SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1	2,918	2,864	2,918
Share application money pending allotment		45	33	35
Reserves and surplus	2	99,136	71,482	93,042

		102,099	74,379	95,995

LOAN FUNDS
Secured loans	3	1,276	258	1,489
Unsecured loans	4	222	629	2,338

		1,498	887	3,827
Minority Interest		78	—	29

		103,675	75,266	99,851

APPLICATION OF FUNDS

FIXED ASSETS
Goodwill [refer note 19(8) & 19(9)]		7,836	7,735	9,477
Gross block	5	38,900	27,821	37,287
Less: Accumulated depreciation		20,055	14,469	18,993

Net block		18,845	13,352	18,294
Capital work-in-progress and advances		11,156	7,514	10,191

		37,837	28,601	37,962

INVESTMENTS	6	26,631	36,467	33,249

DEFERRED TAX ASSET (NET)		522	600	590

CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7	4,171	2,307	4,150
Sundry debtors	8	28,958	22,303	29,007
Cash and bank balances	9	18,181	4,347	19,822
Loans and advances	10	20,494	16,013	17,454

		71,804	44,970	70,433

Less: CURRENT LIABILITIES AND PROVISIONS
Liabilities	11	25,580	21,795	34,350
Provisions	12	7,539	13,577	8,033

		33,119	35,372	42,383

NET CURRENT ASSETS		38,685	9,599	28,050

		103,675	75,266	99,851

Notes to Accounts	19
The schedules referred to above form an integral part of the condensed consolidated balance sheet

As per our report attached	for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	Jagdish Sheth	B C Prabhakar
Chartered Accountants	Chairman	Director	Director

Zubin Shekary	Suresh C Senapaty	V Ramachandran
Partner	Executive Vice President	Company Secretary
Membership No. 48814	& Chief Financial Officer

Bangalore
July 19, 2007

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

			(Rs. in Million except share data)
		Quarter ended June 30,		Year ended March 31
	Schedule	2007	2006	2007

INCOME
Gross sales and services		42,756	31,671	151,330
Less: Excise duty		396	214	1,348

Net sales and services		42,360	31,457	149,982
Other income	13	1,243	534	2,963

		43,603	31,991	152,945

EXPENDITURE
Cost of sales and services	14	29,813	21,175	102,420
Selling and marketing expenses	15	2,882	2,112	9,547
General and administrative expenses	16	2,616	1,522	7,866
Interest	17	131	2	124

		35,442	24,811	119,957

PROFIT BEFORE TAXATION		8,161	7,180	32,988
Provision for taxation including fringe benefit tax		1,005	1,041	3,868

Profit before minority interest / share in earnings of associates:		7,156	6,139	29,120

Minority interest		3	—	6
Share in earnings of associates		97	65	295

PROFIT FOR THE PERIOD		7,256	6,204	29,421

Appropriations
Interim dividend		—	—	7,238
Proposed dividend		—	—	1,459
Tax on dividend		—	—	1,268

TRANSFER TO GENERAL RESERVE		7,256	6,204	19,456

EARNINGS PER SHARE — EPS
Equity shares of par value Rs. 2/- each
Basic (in Rs.)		5.00	4.37	20.62
Diluted (in Rs.)		4.98	4.30	20.41
Number of shares for calculating EPS
Basic		1,451,056,810	1,419,404,399	1,426,966,318
Diluted		1,457,797,939	1,441,188,282	1,441,469,652

Notes to Accounts	19
The schedules referred to above form an integral part of the condensed consolidated profit and loss account

As per our report attached	for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	Jagdish Sheth	B C Prabhakar
Chartered Accountants	Chairman	Director	Director

Zubin Shekary	Suresh C Senapaty	V Ramachandran
Partner	Executive Vice President	Company Secretary
Membership No. 48814	& Chief Financial Officer

Bangalore
July 19, 2007

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW

	(Rs. in Million)
	Quarter Ended		Year Ended
	2007	2006	March 31, 2007

A. Cash flows from operating activities:
Profit before tax	8,161	7,179	32,988
Adjustments:
Depreciation and amortization	1,176	895	3,978
Amortisation of stock compensation	286	148	1,078
Unrealised exchange differences — net	(406)	378	457
Interest on borrowings	131	2	125
Dividend / interest — net	(648)	(387)	(2,118)
(Profit) / Loss on sale of investments	(351)	(122)	(588)
Gain on sale of fixed assets	(159)	(1)	(10)
Working capital changes :
Trade and other receivable	(1,096)	(1,311)	(7,358)
Loans and advances	(963)	(708)	(283)
Inventories	(20)	(243)	(1,120)
Trade and other payables	(1,513)	643	5,156

Net cash generated from operations	4,598	6,473	32,304
Direct taxes paid	(1,264)	(604)	(4,252)

Net cash generated by operating activities	3,334	5,869	28,052

B. Cash flows from investing activities:

Acquisition of property, fixed assets plant and equipment (including advances)	(2,979)	(3,388)	(13,005)
Proceeds from sale of fixed assets	232	29	149
Purchase of investments	(32,373)	(27,842)	(123,579)
Proceeds on sale / from maturities on investments	39,438	22,375	122,042
Intercorporate deposit	150	—	(650)
Net payment for acquisition of businesses	(65)	(3,497)	(6,608)
Advance towards business acquisition	—	(54)	—
Dividend / interest income received	503	387	2,118

Net cash generated by / (used in) investing activities	4,906	(11,990)	(19,533)

C. Cash flows from financing activities:

Proceeds from exercise of employee stock option	4	1,833	9,458
Share application money pending allotment	45	33	35
Interest paid on borrowings	(131)	(2)	(125)
Dividends paid (including distribution tax)	(7,509)	—	(8,875)
(Repayment)/proceeds of long term borrowings — net	(574)	(236)	142
Proceeds/(repayment) of short term borrowings — net	(1,755)	(23)	1,825
Proceeds from issuance of shares by subsidiary	54	—	35

Net cash generated by / (used in) financing activities	(9,866)	1,605	2,495

Net (decrease) / increase in cash and cash equivalents during the period	(1,626)	(4,516)	11,014
Cash and cash equivalents at the beginning of the period	19,822	8,858	8,858
Effect of translation of cash balance	(15)	5	(50)

Cash and cash equivalents at the end of the period	18,181	4,347	19,822

As per our report attached	for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	Jagdish Sheth	B C Prabhakar
Chartered Accountants	Chairman	Director	Director

Zubin Shekary	Suresh C Senapaty	V Ramachandran
Partner	Executive Vice President	Company Secretary
Membership No. 48814	& Chief Financial Officer

Bangalore
July 19, 2007

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million except share data)
	As of June 30,		As of March 31,
SCHEDULE 1 SHARE CAPITAL	2007	2006	2007

Authorised capital
1,650,000,000 (2006 & 2007: 1,650,000,000) equity shares of Rs. 2 each	3,300	3,300	3,300
25,000,000 (2006 & 2007: 25,000,000) 10.25 % redeemable cumulative preference shares of Rs. 10 each	250	250	250

	3,550	3,550	3,550

Issued, subscribed and paid-up capital
1,459,113,115 (2006: 1,431,992,871 , 2007: 1,458,999,650) equity shares of Rs. 2 each [refer note 19 (2)]	2,918	2,864	2,918

	2,918	2,864	2,918

	As of June 30,		As of March 31,
SCHEDULE 2 RESERVES AND SURPLUS	2007	2006	2007

Capital reserve
Balance brought forward from previous period	47	47	47

	47	47	47

Securities premium account
Balance brought forward from previous period	24,530	14,378	14,378
Add: Exercise of stock options by employees	42	1,941	10,152

	24,572	16,319	24,530

Translation reserve
Balance brought forward from previous period	(247)	(111)	(111)
Addition / (deletion)	(461)	60	(136)

	(708)	(51)	(247)

Restricted stock units reserve
Employee Stock Options Outstanding	5,127	2,643	5,273
Less: Deferred Employee Compensation Expense	3,922	2,010	4,351

	1,205	633	922

General reserve
Balance brought forward from previous period	67,790	48,357	48,357
Additions [refer note 19 (3)]	5,880	6,177	19,433

	73,670	54,534	67,790

Unrealised gains on cash flow hedges, net	350	—	—

Summary of reserves and surplus
Balance brought forward from previous period	93,042	63,201	63,202
Additions	6,555	8,281	29,977
Deletions	(461)	—	(137)

	99,136	71,482	93,042

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET
SCHEDULE 3 SECURED LOANS

	(Rs. in Million)
	As of June 30,		As of March 31,
	2007	2006	2007
Term loans	625	—	698
Cash credit facility[1]	651	258	791

	1,276	258	1,489

[1]	Term loans and cash credit facility are secured by hypothecation of stock-in-trade, book debts and immovable/movable properties
SCHEDULE 4 UNSECURED LOANS

Borrowing from banks	176	578	2,240
Loan from financial institutions	—	—	52
Interest free loan from State Governments	46	50	46
Others	—	1	—

	222	629	2,338

SCHEDULE 5 FIXED ASSETS

	(Rs. in Million)
PARTICULARS	GROSS BLOCK				ACCUMULATED DEPRECIATION				NET BLOCK
	As of April		Deductions/	As of June	As of April	Depreciation	Deductions /	As of June	As of June	As of March
	1, 2007	Additions	adjustments	30, 2007	1, 2007	for the period	adjustments	30, 2007	30, 2007	31, 2007

(a) Tangible fixed assets
Land (including leasehold)	2,170	27	39	2,158	2	—	—	2	2,156	2,168
Buildings	6,198	178	—	6,376	669	26	—	695	5,681	5,529
Plant & machinery *	21,125	1,179	71	22,233	14,072	871	(81)	14,862	7,371	7,053
Furniture, fixture and equipments	4,180	192	8	4,364	2,806	164	(5)	2,965	1,399	1,374
Vehicles	1,830	207	52	1,985	989	95	(28)	1,056	929	841

(b) Intangible fixed assets
Technical know-how	330	—	—	330	329	1	—	330	0	1
Patents, trade marks and rights	1,454	—	—	1,454	126	19	—	145	1,309	1,328

	37,287	1,783	170	38,900	18,993	1,176	(114)	20,055	18,845	18,294

Previous year - 31 March 2007	24,816	12,742	272	37,287	12,910	3,979	2,104	18,993	18,294

*	Plant and machinery includes computers and computer software.

2

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET
SCHEDULE 6   INVESTMENTS

	(Rs. in Million)
	As of June 30,		As of March 31,
	2007	2006	2007
Investments- Long Term — unquoted

Investment in Associates
Wipro GE Medical Systems private Ltd [2]	1,107	840	1,043
WeP Peripherals Ltd	—	208	—

	1,107	1,048	1,043

Other Investments — unquoted	363	13	364

Current Investments — quoted
Investments in Indian money market mutual funds	25,161	35,406	31,842

	26,631	36,467	33,249

[2] Equity investments in this company carry certain restrictions on transfer of shares that is normally provided for in shareholders’ agreements

SCHEDULE 7 INVENTORIES
Finished goods	1,353	1,045	1,777
Raw materials	1,890	699	1,584
Stock in process	638	337	491
Stores and spares	290	226	298

	4,171	2,307	4,150

SCHEDULE 8 SUNDRY DEBTORS
(Unsecured)
Debts outstanding for a period exceeding six months
Considered good	1,380	870	919
Considered doubtful	1,336	1,196	1,245

	2,716	2,066	2,164

Other debts
Considered good	27,578	21,433	28,088
Considered doubtful	3	6	—

	30,297	23,505	30,252

Less: Provision for doubtful debts	1,339	1,202	1,245

	28,958	22,303	29,007

9

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in million)
	As of June 30,		As of March 31,
	2007	2006	2007
SCHEDULE 9 CASH AND BANK BALANCES

Balances with bank:
In current account [3]	5,747	4,016	16,784
In deposit account	11,911	10	2,355
Cash and cheques on hand	523	321	683

	18,181	4,347	19,822

[3]	Balance as on March 31,2007 includes Rs. 7,278 Million in a restricted designated bank account for payment of interim dividend for the period ended March 31, 2007
SCHEDULE 10 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)
Advances recoverable in cash or in kind or for value to be received

Consider good
- Prepaid expenses	2,266	1,943	2,049
- Advance to suppliers / expenses	816	543	753
- Employee travel & other advances	1,060	888	885
- Others	2,408	1,659	1,471

	6,550	5,033	5,158
Considered doubtful	193	126	194

	6,743	5,159	5,352

Less: Provision for doubtful advances	193	126	194

	6,550	5,033	5,158

Other deposits	1,685	1,559	1,613
Advance income tax	5,261	3,954	4,730
Inter corporate deposit	500	—	650
Balances with excise and customs	331	116	207
Unbilled revenue	6,167	5,351	5,096

	20,494	16,013	17,454

SCHEDULE 11 LIABILITIES

Accrued expenses and statutory liabilities	13,574	13,198	13,776
Sundry creditors	9,363	6,958	10,202
Unearned revenues	1,152	519	1,761
Advances from customers	1,487	1,116	1,369
Unclaimed dividends	4	4	4
Unpaid interim dividends	—	—	7,238

	25,580	21,795	34,350

SCHEDULE 12 PROVISIONS

Employee retirement benefits	1,857	1,481	2,118
Warranty provision	811	838	831
Provision for tax	3,164	3,129	3,106
Proposed dividend	1,459	7,129	1,459
Tax on dividend	248	1,000	519

	7,539	13,577	8,033

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
	For the Quarter ended June 30,		For the Year ended
	2007	2006	March 31, 2007

SCHEDULE 13 OTHER INCOME

Dividend on mutual fund units	354	339	1,686
Profit on sale of investments	351	122	588
Interest on debt instruments and others	294	49	432
Miscellaneous income	244	24	257

	1,243	534	2,963

SCHEDULE 14 COST OF SALES AND SERVICES

Employee compensation costs	15,730	11,794	54,239
Raw materials, finished and process stocks (refer Schedule 18)	7,297	3,902	23,182
Sub contracting / technical fees	2,071	1,470	6,677
Travel	1,028	1,117	5,084
Depreciation	1,096	838	3,696
Communication	388	302	1,620
Repairs	579	243	2,645
Power and fuel	338	265	1,062
Outsourced technical services	238	188	842
Rent	268	186	1,009
Stores and spares	227	140	676
Insurance	49	47	186
Rates and taxes	21	103	198
Miscellaneous	483	580	1,304

	29,813	21,175	102,420

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
	For the Quarter ended June 30,		For the Year ended
	2007	2006	March 31, 2007

SCHEDULE 15 SELLING AND MARKETING EXPENSES

Employee compensation costs	1,417	990	4,728
Advertisement and sales promotion	395	355	1,400
Travel	310	243	790
Carriage and freight	275	177	885
Commission on sales	64	39	275
Rent	106	59	326
Communication	82	52	294
Conveyance	30	20	111
Depreciation	53	35	190
Repairs to buildings	11	2	60
Insurance	10	7	25
Rates and taxes	8	5	26
Miscellaneous expenses	121	128	437

	2,882	2,112	9,547

SCHEDULE 16 GENERAL AND ADMINISTRATIVE EXPENSES

Employee compensation costs	941	578	3,430
Travel	252	191	909
Repairs and mantainance	125	57	321
Provision / write off of bad debts	94	73	294
Exchange differences — net	571	56	231
Manpower outside services	45	31	142
Depreciation	27	21	93
Rates and taxes	14	40	63
Insurance	19	8	57
Rent	20	12	77
Auditors’ remuneration
Audit fees	4	4	13
For certification including tax audit	—	—	1
Out of pocket expenses	1	—	1
Miscellaneous expenses	503	451	2,234

	2,616	1,522	7,866

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
	For the Quarter ended June 30,		For the Year ended
	2007	2006	March 31, 2007

SCHEDULE 17 INTEREST

Cash credit and others [4]	131	2	124

[4]	Includes Rs.103 Million (2006 & 2007: Nil) of interest borne by Wipro Equity Reward Trust in respect of loans availed by employees from third party financial institution/bank in March 2007 for the exercise of vested employee stock options.
SCHEDULE 18
RAW MATERIALS, FINISHED AND PROCESSED STOCKS
Consumption of raw materials and bought out components :

Opening stocks	1,584	692	692
Add: Stock taken over on acquisition	—	—	651
Add: Purchases	4,634	2,108	11,701
Less: Closing stocks	1,890	699	1,584

	4,328	2,101	11,460

Purchase of finished products for sale	2,692	2,009	12,471

(Increase) / Decrease in
finished and process stocks :

Opening stock :In process	491	289	289
:Finished products	1,777	886	886

Stock taken Over: Inprocess	—	—	194
:Finished product	—	—	150

Less: Closing stock: In process	638	337	491
:Finished product	1,353	1,046	1,777

	277	(208)	(749)

	7,297	3,902	23,182

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

SCHEDULE 19 – NOTES TO ACCOUNTS
Company overview
Wipro Limited (Wipro), together with its subsidiaries and associates (collectively, the Company or the group) is a leading India based provider of IT Services and Products, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as India and AsiaPac IT Services and Products and Consumer Care and Lighting. Wipro is headquartered in Bangalore, India.
1. Significant accounting policies
i.	Basis of preparation of financial statements
The condensed financial statements are prepared in accordance with Indian Generally Accepted Accounting Principles (GAAP) under the historical cost convention on the accrual basis. GAAP comprises accounting standards notified by the Central Government of India under section 211(3C) of the Companies Act, 1956, other pronouncements of the Institute of Chartered Accountants of India, the provisions of the Companies Act, 1956 and guidelines issued by the Securities and Exchange Board of India. The recognition, measurement and disclosure provisions of AS 25, Interim Financial Reporting, have been followed for these condensed interim financial statements.
ii.	Principles of consolidation
The consolidated financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.
The financial statements of the parent company and its majority owned / controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter-company balances / transactions and resulting unrealized gain / loss.
The consolidated financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.
iii.	Use of estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the financial statements and reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.
iv.	Goodwill
Goodwill arising on consolidation / acquisition of assets is not amortised. It is tested for impairment on a periodic basis and written-off if found impaired.
v.	Fixed assets, intangible assets and work-in-progress
Fixed assets are stated at historical cost less accumulated depreciation.
Interest on borrowed money allocated to and utilized for qualifying fixed assets, pertaining to the period up to the date of capitalization is capitalized. Assets acquired on direct finance lease are capitalized at the gross value and interest thereon is charged to profit and loss account.
Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.
Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work-in-progress. Lease payments under operating lease are recognised as an expense in the profit and loss account.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Payments for leasehold land is amortised over the period of lease.
vi.	Investments
Long term investments (other than investments in associates) are stated at cost less provision for diminution in the value of such investments. Diminution in value is provided for where the management is of the opinion that the diminution is of other than temporary nature. Short term investments are valued at lower of cost and net realizable value.
Investment in associate is accounted under the equity method.
vii.	Inventories
Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is determined using weighted average method.
viii.	Provisions and contingent liabilities
The Company creates a provision when there is a present obligation as a result of an obligating event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the outflow.
A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.
ix.	Revenue recognition
     Services:
Revenue from Software development services comprises revenue from time and material and fixed-price contracts. Revenue from time and material contracts are recognized as related services are performed. Revenue from fixed-price, fixed-time frame contracts is recognized in accordance with the “Percentage of Completion” method.
Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognized as the related services are performed, in accordance with the specific terms of the contract with the customers.
     Revenue from maintenance services is accrued over the period of the contract.
     Revenue from customer training, support and other services is recognised as the related services are performed.
Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates.
‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.
     Products:
Revenue from sale of products is recognised, in accordance with the sales contract, on dispatch from the factories/ warehouse of the Company. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Others:
Agency commission is accrued when shipment of consignment is dispatched by the principal.
Profit on sale of investments is recorded upon transfer of title by the Company. It is determined as the difference between the sales price and the then carrying amount of the investment.
Interest is recognized using the time-proportion method, based on rates implicit in the transaction.
Dividend income is recognized where the Company’s right to receive dividend is established.
Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.
Other income is recognized on accrual basis. Other income includes unrealized losses on short -term investments.
x. Warranty cost
The Company accrues the estimated cost of warranties at the time when the revenue is recognized. The accruals are based on the Company’s historical experience of material usage and service delivery costs.
xi.	Foreign currency transactions
The Company is exposed to currency fluctuations on foreign currency transactions. Foreign currency transactions are accounted in the books of accounts at the average rate for the month.
Transaction:
The difference between the rate at which foreign currency transactions are accounted and the rate at which they are realized is recognized in the profit and loss account.
Translation:
Monetary foreign currency assets and liabilities at period-end are translated at the closing rate. The difference arising from the translation is recognized in the profit and loss account.
Derivative instruments and Hedge accounting:
The Company is exposed to foreign currency fluctuations on foreign currency assets and forecasted cash flows denominated in foreign currency. The Company limits the effects of foreign exchange rate fluctuations by following established risk management policies including the use of derivatives. The Company enters into forward exchange and option contracts, where the counterparty is a bank.
Since March 2004, the Company has designated forward contracts and options to hedge highly probable forecasted transactions as cash flow hedges based on the principles set out in International Accounting Standard (IAS 39) on Financial Instruments.
The exchange differences relating to these forward contracts and gains/losses on such options were being recognized in the period in which the forecasted transaction was expected to occur. The exchange differences relating to ineffective portion of the cash flow hedges and forward contracts / options not designated as cash flow hedges were recognized in the profit and loss account as they arise.
Effective April 1, 2007, based on the recognition and measurement principles set out in the Exposure Draft of the proposed Accounting Standard (AS-30) on Financial Instruments: Recognition and Measurement, the changes in the fair values of forward contracts and options designated as cash flow hedges are recognized directly in shareholders’ funds and would be reclassified into the profit and loss account upon the occurrence of the hedged transaction. The changes in fair value relating ineffective portion of the cash flow hedges and forward contracts /

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
options not designated as cash flow hedges are recognized in the profit and loss account as they arise.
Integral operations:
In respect of integral operations, monetary assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. Non-monetary items are translated at the historical rate. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation is recognised in the profit and loss account.
Non-integral operations:
In respect of non-integral operations, assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.
xii.	Depreciation and amortisation
Depreciation is provided on straight line method at rates not lower than rates specified in Schedule XIV to the Companies Act, 1956. In some cases, assets are depreciated at the rates which are higher than Schedule XIV rates to reflect the economic life of asset. Management estimates the useful life of various assets as follows:

Nature of asset	Life of asset
Building	30 – 60 years
Plant and machinery	5 – 21 years
Office equipment	5 years
Vehicles	4 years
Furniture and fixtures	5 – 6 years
Data processing equipment and software	2 – 3 years
Fixed assets individually costing Rs. 5,000/- or less are depreciated at 100%.
Assets under capital lease are amortized over their estimated useful life or the lease term, whichever is lower. Intangible assets are amortized over their estimated useful life. Estimated useful life is usually less than 10 years. For certain brands acquired by the Company, based on the performance of various comparable brands in the market, the Company estimated the useful life of those brands to be 20 years. Accordingly, such intangible assets are being amortized over 20 years.
xiii.	Impairment of assets
The Company assesses at each balance sheet date whether there is any indication that an asset including goodwill may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset. If such recoverable amount of the asset or the recoverable amount of the cash generating unit to which the asset belongs to is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognised in the profit and loss account. If at the balance sheet date there is an indication that if a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciated historical cost. In respect of goodwill the impairment loss will be reversed only when it was caused by specific external events and their effects have been reversed by subsequent external events.
xiv.	Provision for retirement benefits
     Provident fund:
Employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund.
Compensated absences:
The employees of the Company are entitled to compensated absence. The employees can carryforward a portion of the unutilized accrued compensated absence and utilize it in future periods or receive cash compensation at retirement or termination of employment for the unutilized accrued compensated absence. The Company records an obligation for compensated absences in the period in which the employee renders the services that increase this entitlement. The Company measures the expected cost of compensated absence as the additional amount that the Company expects to pay as a result of the unused entitlement that has accumulated at the balance sheet date.
Gratuity:
In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Liability with regard to gratuity plan is accrued based on actuarial valuations at the balance sheet date, carried out by an independent actuary. Actuarial gain or loss is recognised immediately in the statement of profit and loss as income or expense. The Company has an employees’ gratuity fund managed by the Life Insurance Corporation of India (LIC).
Superannuation:
Apart from being covered under the Gratuity Plan described above, the employees of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC & ICICI Prudential Insurance Company Limited. The Company makes annual contributions based on a specified percentage of each covered employee’s salary.
xv.	Employee stock options
The Company determines the compensation cost based on the intrinsic value method. The compensation cost is amortised on a straight line basis over the vesting period.
xvi.	Research and development
Revenue expenditure on research and development is charged to Profit and Loss account and capital expenditure is shown as addition to fixed assets.
xvii.	Income tax & Fringe benefit tax
Income tax:
The current charge for income taxes is calculated in accordance with the relevant tax regulations. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to timing differences that result between the profit offered for income taxes and the profit as per the financial statements by each entity in the Company.
Deferred tax in respect of timing differences which originate during the tax holiday period but reverse after the tax holiday period is recognised in the period in which the timing differences originate. For this purpose, reversal of timing difference is determined using FIFO method.
Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the period that includes the enactment/ substantial enactment date.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Deferred tax assets on timing differences are recognised only if there is a reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realised. However, deferred tax assets on the timing differences when unabsorbed depreciation and losses carried forward exist, are recognised only to the extent that there is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realised.
Deferred tax assets are reassessed for the appropriateness of their respective carrying amounts at each balance sheet date.
The income tax provision for the interim period is made based on the best estimate of the annual average effective tax rate expected to be applicable for full fiscal year. Changes in interim periods to tax provisions, for changes in judgments or settlements relating to tax exposure items of earlier years, are recorded as discrete items in the interim period of change. A detailed bifurcation between current tax and deferred tax charge / (benefit) is made at the year end.
Fringe benefit tax:
The Fringe Benefit Tax (FBT) is accounted for in accordance with the guidance note on accounting for fringe benefits tax issued by the ICAI. The provision for FBT is reported under income taxes.
xviii.	Earnings per share
     Basic:
     The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period.
     Diluted:
The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares.
Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issued.
xix. Cash flow statement
Cash flows are reported using indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.
NOTES TO ACCOUNTS
2.	The following are the details for 1,459,113,115 (2006: 1,431,992,871, 2007:1,458,999,650) equity shares as of June 30, 2007.
i) 1,398,430,659 Equity shares / American Depository Receipts (ADRs) (2006 & 2007: 1,398,430,659) have been allotted as fully paid bonus shares / ADRs by capitalisation of Securities premium account and Capital redemption reserve.
ii) 1,325,525       Equity shares (2006 & 2007: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.
iii) 3,162,500       Equity shares (2006 & 2007: 3,162,500) representing American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

iv) 55,269,431 Equity shares (2006: 28,149,187, 2007: 55,155,966) issued pursuant to Employee Stock Option Plan.
3.	Note on Reserves:
i)	Restricted stock units reserve includes Deferred Employee Compensation, which represents future charge to profit and loss account and employee stock options outstanding to be treated as securities premium at the time of allotment of shares.

ii)	Additions to General Reserve include:

	(Rs. in Million)
	For the quarter		For the year
	ended		ended
Particulars	June 30, 2007	June 30, 2006	March 31, 2007
a) Transfer from Profit and Loss Account	7,256	6,204	19,456
b) Dividend distributed to Wipro Equity Reward Trust	—	—	40
c) Additional dividend paid for the previous year	—	—	(36)
d) Adjustment on account of amalgamation of cMango Inc & Quantech Global Services LLC with Wipro Inc [refer Note 19(8,9)]	(1,376)	—	—
e) Transition liability for employee benefits	—	(27)	(27)

	5,880	6,177	19,433

4.	The Company has designated forward contracts and options to hedge highly probable forecasted transactions based on the principles set out in International Accounting Standard (IAS 39) on Financial Instruments. Until March 31, 2007, the exchange differences on the forward contracts and gain / loss on such options were recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur. As of June 30, 2006 and March 31, 2007 the Company had forward /option contracts to sell USD 335.40 million and USD 87 million respectively, relating to highly probable forecasted transactions. The effect of mark to market of the designated contracts as of June 30, 2006 was a loss of Rs 272 million and as of March 31, 2007 was a gain of Rs 105 million. The premium / discount at inception of forward contracts was amortised over the life of the contract.

Effective April 1, 2007, based on the recognition and measurement principles set out in the Exposure Draft of the proposed Accounting Standard (AS-30) on Financial Instruments: Recognition and Measurement, the changes in the derivative fair values relating to forward contracts and options that are designated as effective cash flow hedges of Rs 350 million, has been recognized directly in shareholders’ funds until the hedged transactions occur. Upon occurrence of the, hedged transaction the amounts recognized in the shareholders’ funds would be reclassified into the profit and loss account.

As a result of this change in the quarter ended June 30, 2007, the shareholders’ funds and loans and advances have increased by Rs. 350 million. There was no impact on the profit and loss account.

5.	The Company has a 49% equity interest in Wipro GE Medical Systems Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interest in Joint Venture”. Consequently, Wipro GE is not considered as a joint venture and consolidation of financial statements are carried out as per equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

6.	The Company has been granting restricted stock units (RSUs) since October 2004. The RSUs generally vest in a graded manner over a five year period. The stock compensation cost is computed

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

under the intrinsic value method and amortized on a straight line basis over the total vesting period of five years.
For the quarter ended June 30, 2007, the Company has recorded stock compensation expense of Rs. 286 Million.
The Company has been advised by external counsel that the straight line amortization over the total vesting period also complies with the SEBI Employee Stock Option Scheme Guidelines 1999, as amended. However, an alternative interpretation of the SEBI guidelines could result in amortization of the cost on an accelerated basis. If the Company were to amortize cost on an accelerated basis, profit before taxes for the quarter ended June 30, 2006 and 2007 would have been lower by Rs.28 million and Rs. 65 million respectively. This would effectively increase the profit before tax in later periods by similar amounts.
7.	The Company had received tax demands from the Indian income tax authorities for the financial years ended March 31, 2001, 2002 and 2003 aggregating to Rs. 8,100 Million (including interest of Rs. 750 Million). The tax demand was primarily on account of denial of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. The Company had appealed against these demands. In March 2006, the first appellate authority vacated the tax demands for the years ended March 31, 2001 and 2002. The income tax authorities have filed an appeal against the above order.

In March 2007, the first Income tax appellate authority upheld the deductions claimed by the Company under Section 10A of the Act, which vacates a substantial portion of the demand for the year ended March 31, 2003.

In December 2006, the Company received additional tax demand of Rs. 3,027 Million (including interest of Rs. 753 Million) for the financial year ended March 31, 2004 on similar grounds as earlier years. The Company has filed an appeal against this demand. Considering the facts and nature of disallowance and the order of the appellate authority upholding the claims of the Company for earlier years, the Company believes that the final outcome of the above disputes should be in favour of the Company and there should not be any material impact on the financial statements.

8.	In the terms of the scheme of amalgamation filed with and endorsed by the State of Delaware, USA, cMango Inc amalgamated with Wipro Inc with effect from May 1, 2007. Wipro Inc has accounted for the amalgamation as an amalgamation in the nature of merger in accordance with Accounting Standard 14, Accounting for Amalgamations and goodwill amounting to Rs. 907 million has been adjusted against the general reserve of the Company.

9.	In the terms of the scheme of amalgamation filed with and endorsed by the State of Delaware, USA, Quantech Global services LLC amalgamated with Wipro Inc with effect from June 1, 2007. Wipro Inc has accounted for the amalgamation as an amalgamation in the nature of merger in accordance with Accounting Standard 14, Accounting for Amalgamations and goodwill amounting to Rs. 469 million has been adjusted against the general reserve of the Company.

10.	The Board of Directors of the Company have approved on June 6, 2007, the schemes of amalgamation of the following wholly owned subsidiaries with the Company. The amalgamation is subject to the approval of the members, creditors of each of these companies and Wipro Limited and subject to the applicable regulatory approvals.
i)	Wipro Infrastructure Engineering Limited

ii)	Wipro Healthcare IT Limited

iii)	Quantech Global Services Limited

iv)	Mpact Technology Services Private Limited

v)	mPower Software Services (India) Private Limited; and

vi)	cMango India Private Limited.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
11.	The Guidance on implementing AS 15, Employee Benefits issued by the Accounting Standards Board (ASB) provides that exempt provident funds which require employers to meet the interest shortfall are in effect defined benefit plans. The Company’s actuary has informed that it is not practicable to actuarially determine the interest shortfall obligation.

12.	The Finance Act, 2007 has introduced Fringe Benefit Tax (FBT) on employee stock options. The difference between the fair value of the underlying share on the date of vesting and the exercise price paid by the employee is subject to FBT. The Company will recover such tax from the employee. The Company’s obligation to pay FBT arises only upon the exercise of stock options and hence the FBT liability and the related recovery will be recorded at the time of the exercise.

13.	In July 2007, the Company entered into a definitive agreement to acquire 100% shareholding in Singapore based Unza Holdings Limited (‘Unza’) for USD 246 million. Unza is South East Asia’s largest independent manufacturer and marketer of personal care products. The ac quisition provides an opportunity to the Company to expand its presence in South East Asian markets.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
14.	The segment information for the quarter ended June 30, 2007 follows:

Rs. in Million
Particulars	Quarter ended June 30,		Growth%	Year ended
	2007	2006		March 31, 2007
Revenues
IT Services	26,984	22,407	20%	101,554
BPO Services	2,515	2,098	20%	9,391
Global IT Services and Products	29,499	24,505	20%	110,945
India & AsiaPac IT Services and Products	7,501	4,564	64%	24,835
Consumer Care and Lighting	2,350	1,768	33%	8,182
Others	2,954	804		7,130
Eliminations	(271)	(216)		(1,084)

TOTAL	42,033	31,425	34%	150,008

Profit before Interest and Tax — PBIT
IT Services	5,788	5,594	3%	24,782
BPO Services	574	426	35%	2,157
Global IT Services and Products	6,362	6,020	6%	26,939
India & AsiaPac IT Services and Products	567	353	61%	2,139
Consumer Care and Lighting	305	231	32%	1,006
Others	59	69		322

TOTAL	7,293	6,673	9%	30,406

Interest (Net) and Other Income	868	507	71%	2,582

Profit Before Tax	8,161	7,180	14%	32,988

Income Tax expense including Fringe Benefit Tax	(1,005)	(1,041)		(3,868)

Profit before Share in earnings / (losses) of Affiliates and minority interest	7,156	6,139	17%	29,120
Share in earnings of associates	97	65		295
Minority interest	3	—		6

PROFIT AFTER TAX	7,256	6204	17%	29,421

Operating Margin
IT Services	21%	25%		24%
BPO Services	23%	20%		23%
Global IT Services and Products	22%	25%		24%
India & AsiaPac IT Services and Products	8%	8%		9%
Consumer Care and Lighting	13%	13%		12%

TOTAL	17%	21%		20%

CAPITAL EMPLOYED
IT Services	44,358	32,970		46,454
BPO Services	2,729	7,010		2,493
Global IT Services and Products	47,087	39,980		48,947
India & AsiaPac IT Services and Products	7,097	3,211		5,363
Consumer Care and Lighting	2,825	2,181		2,957
Others	46,666	29,894		42,582

TOTAL	103,675	75,266		99,849

CAPITAL EMPLOYED COMPOSITION
IT Services	43%	44%		47%
BPO Services	3%	9%		2%
Global IT Services and Products	45%	53%		49%
India &, AsiaPac IT Services and Products	7%	4%		5%
Consumer Care and Lighting	3%	3%		3%
Others	45%	40%		43%

TOTAL	100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED
IT Services	51%	70%		64%
BPO Services	88%	25%		49%
Global IT Services and Products	53%	63%		63%
India & AsiaPac IT Services and Products	36%	50%		55%
Consumer Care and Lighting	42%	54%		48%

TOTAL	29%	38%		36%

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Notes to Segment Report
a)	The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 “Segment Reporting” issued by The Institute of Chartered Accountants of India.

b)	Segment revenue includes all allocable other income and exchange differences which are reported in other income / general & administrative expenses in the financial statements.

c)	PBIT for the quarter ended June 30, 2007 is after considering restricted stock unit amortisation of Rs. 286 Million (2006: Rs. 148 Million & 2007: Rs 1078 Million). PBIT of Global IT Services and Products for the quarter ended June 30, 2007, is after considering restricted stock unit amortisation of Rs. 247 Million (2006: Rs. 131 Million & 2007: Rs 936 Million).

d)	Capital employed of segments is net of current liabilities which is as follows :–

(Rs. in Million)
Name of the Segment	As of June 30,		As of March 31,
	2007	2006	2007
Global IT Services and Products	17,033	16,249	18,501
India & AsiaPac IT Services and Products	6,956	5,866	7,580
Consumer Care and Lighting	1,684	1,339	1,537
Others	7,446	11,918	14,765

	33,119	35,372	42,383

e)	Capital employed of ‘Others’ includes cash and cash equivalents including liquid mutual funds of Rs. 37,074 Million (2006: Rs. 31,238 Million & 2007 Rs. 42,652 Million).

f)	The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

(Rs. in Million)
	Quarter ended June 30,				Year ended March 31,
Geography	2007	%	2006	%	2007	%
		-		-
India	10,429	25%	5,941	19%	31,371	21%
USA	19,153	46%	16,390	52%	72,702	48%
Europe	10,545	25%	7,516	24%	36,972	25%
Rest of the World	1,906	5%	1,578	5%	8,963	6%
Total	42,033	100%	31,425	100%	150,008	100%

g)	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segment.

h)	The acquisitions consummated during the year ended March 31, 2006 and 2007 were reported separately in the segment report. The acquisitions have been completely integrated into Global IT Services and Products and hence not reported separately in the segment report. Segment information for the previous periods has accordingly been reclassified on a comparable basis.

i)	The Company has designated forward contracts and options to hedge highly probable forecasted transactions based on the principles set out in International Accounting Standard (IAS 39) on Financial Instruments. Until March 31, 2007, the exchange differences on the forward contracts and gain / loss on such options were recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur. As of June 30, 2006 and March 31, 2007 the Company had forward /option contracts to sell USD 335.40 million and USD 87 million respectively, relating to highly probable forecasted transactions. The effect of mark to market of the designated contracts as of June 30, 2006 was a loss of Rs 272 million and as of March 31, 2007 was a gain of Rs 105 million. The premium / discount at inception of forward contracts was amortised over the life of the contract.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Effective April 1, 2007, based on the recognition and measurement principles set out in the Exposure Draft of the proposed Accounting Standard (AS-30) on Financial Instruments: Recognition and Measurement, the changes in the derivative fair values relating to forward contracts and options that are designated as effective cash flow hedges of Rs 350 million, has been recognized directly in shareholders’ funds until the hedged transactions occur. Upon occurrence of the, hedged transaction the amounts recognized in the shareholders’ funds would be reclassified into the profit and loss account.
As a result of this change in the quarter ended June 30, 2007, the shareholders’ funds and loans and advances have increased by Rs. 350 million. There was no impact on the profit and loss account .
15.	Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to the current period classification.